UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 12, 2021

Conformis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37474	56-2463152
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 Technology Park Drive, Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(781) 345-9001

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CFMS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 12, 2021, Conformis, Inc., a Delaware corporation (“Conformis”), entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer”), as sole underwriter, pursuant to which the Company agreed to offer and sell 80,952,381 of its shares of common stock, $0.00001 par value per share (the “Shares”), at a public offering price of $1.05 per share. The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $79.6 million. The offering closed on February 17, 2021.

Pursuant to the terms of the Underwriting Agreement, Conformis agreed to a 90-day “lock-up” with respect to Shares, including securities that are convertible into, or exchangeable or exercisable for, Shares. In addition, Conformis’ executive officers and directors agreed to a 90-day “lock-up” with respect to Shares, and other securities beneficially owned, including securities that are convertible into, or exchangeable or exercisable for, Shares. Subject to certain exceptions, during the lock-up period, the Company and its executive officers and directors may not offer, sell, pledge or otherwise dispose of the foregoing securities without the prior written consent of Oppenheimer.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and Oppenheimer, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The shares are being offered and sold pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-237351), which was declared effective by the Securities Exchange Commission (the “SEC”) on August 5, 2020, and the base prospectus included therein, as amended and supplemented by the preliminary prospectus supplement filed with the SEC on February 11, 2021, and the final prospectus supplement filed with the SEC on February 16, 2021. The description of terms and conditions of the Underwriting Agreement set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference. A copy of the legal opinion of Hogan Lovells US LLP relating to the legality of the issuance and sale of the Shares issued in connection with the offering is filed herewith as Exhibit 5.1. On February 12, 2021, the Company issued a press release in connection with the pricing of the offering, which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement, dated as of February 12, 2021, by and between Conformis and Oppenheimer & Co. Inc.

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

99.1	Press Release of Conformis, Inc., dated February 12, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: February 17, 2021	By:	/s/ Robert S. Howe
Robert S. Howe
Chief Financial Officer